Exhibit 99.3

Pro Forma Condensed Balance Sheet giving effect to the Exchange as if it had occurred on December 31, 2006.

NT Technologies, Inc.
Unaudited Combined Pro Forma Condensed Balance Sheet

Basis of Presentation

The unaudited combined pro forma condensed balance sheet set forth below gives effect to the share exchange between NT Technologies, Inc. ("NTTI") and Nexplore Technologies, Inc. ("Nexplore") as if it had been completed on December 31, 2006. The unaudited combined pro forma condensed balance sheet is derived from the historical financial statements of NTTI and Nexplore.

The acquisition will be accounted for under the purchase method of accounting and Nexplore has been determined to be the accounting acquirer. Accordingly, a new basis will be established for NTTI's assets and liabilities based upon the fair values thereof and the NTTI purchase price, including costs of the acquisition. The purchase accounting adjustments made in connection with the development of the unaudited combined pro forma condensed balance sheet are preliminary and have been made solely for the purposes of developing such pro forma financial information and are based upon the assumptions described in the notes hereto. The pro forma adjustments reflect neither operating efficiencies and cost savings that may be achieved with respect to the combined companies nor adjustments to expenses for any future operating changes. The following unaudited combined pro forma condensed balance sheet information is not necessarily indicative of the financial position or operating results that would have occurred had the acquisition been completed on the dates discussed above.

NTTI is unaware of events, other than those disclosed in the accompanying notes that would require a material change to the preliminary purchase price allocation. However, a final determination of the required purchase accounting adjustments will be made within periods prescribed in accordance with generally accepted accounting principles. The actual financial position will differ, perhaps significantly, from the pro forma amounts reflected because of a variety of factors, including additional information and changes in value not currently identified.
NT Technologies, Inc.
Unaudited Combined Pro Forma Condensed Balance Sheet

		Nexplore	GNEV	Pro Forma		NT Tech
		12/31/06	12/31/06	Adjustments	Notes	12/31/06

ASSETS

CURRENT ASSETS
Cash and cash equivalents		$53,329	$2,690	$-		$56,019
Due from Shareholders				97,193	2	97,193
Prepaid expenses and other		34,826	-	-		34,826
		-	-	-		-

Total Current Assets		88,155	2,690	97,193		188,038

PROPERTY, EQUIPMENT AND SOFTWARE
Computers and equipment		89,365	-	-		89,365
Purchased software		11,070	-	-		11,070
Capitalized software development costs		424,942	-	-		424,942
Furniture and fixtures		61,414	-	-		61,414

		586,791				586,791
Less accumulated depreciation		(16,689)	-	-		(16,689)

		570,102				570,102

OTHER ASSETS
Intangible assets, net		61,873	-	-		61,873
Receivable - Environment		-	3,750	-		3,750
Other		32,840	-	-		32,840
Goodwill		-	-	672,640	3	672,640

	Total Assets	$752,970	$6,440	$769,833		$1,529,243

LIABILITIES & SHAREHOLDERS EQUITY (DEFICIT)

CURRENT LIABILITIES
Line of credit		$150,000	$-	$-		$150,000
Accounts payable		153,061	79,549	40,451	2,4,5,7	273,061
Accrued interest		-	14,523	(7,330)	4	7,193
Notes payable		-	50,000	-		50,000
Current portion of deferred rent		2,928				2,928

Total Current Liabilities		305,989	144,072	33,121		483,182

OTHER LIABILITIES
Notes payable - Officers		-	63,000	(63,000)	4,5	-
Deferred rent, less current portion		3,903	-	-		3,903

Total Liabilities		309,892	207,072	(29,879)		487,085

SHAREHOLDERS EQUITY (DEFICIT)
Preferred Stock	Series A	1,000,000	-		6	1,000,000
Preferred Stock	Series B	832,503	-		6	832,503
Common Stock		506	28,531	(28,517)	5, 6	520
Additional paid-in capital		4,899	9,044,024	(8,444,958)	5, 6	603,965
Deficit		(1,394,830)	(9,273,187)	9,273,187		(1,394,830)

Total Shareholders Equity (Deficit)		443,078	(200,632)	799,712		1,042,158

	Total Liabilities & Shareholders Equity(Deficit)	$752,970	$6,440	$769,833		$1,529,243

NT Technologies, Inc.
Notes to Unaudited Combined Pro Forma Condensed Balance Sheet

Note (1) Basis of presentation. On March 1, 2007, NT Technologies, Inc. ("NTTI") entered into a Share Exchange Agreement with Nexplore Technologies, Inc. ("Nexplore"). The closing date of the transaction was March 30, 2007, the date all material closing conditions were either satisfied or waived by the parties. The unaudited combined pro forma condensed balance sheet gives effect to the share exchange between NTTI and Nexplore as if it had been completed on December 31, 2006. The unaudited combined pro forma condensed balance sheet is derived from the historical financial statements of NTTI and Nexplore as of December 31, 2006. The pro forma information is presented for informational purposes only.

The acquisition will be accounted for under the purchase method of accounting. As a result of the more than 50% change in NTTI voting control, Nexplore has been determined to be the accounting acquirer. Accordingly, a new basis will be established for NTTI's assets and liabilities based upon their fair values. The purchase accounting adjustments made in connection with the development of the unaudited combined pro forma condensed balance sheet are preliminary and have been made solely for the purposes of developing such pro forma financial information and are based upon the assumptions described in the notes hereto.

Note (2) Two principal shareholders (the "Escrow Shareholders") have agreed to escrow 75% of their free trading common shares ("Escrow shares"). These Escrow Shares will remain in escrow and may not be transferred or sold by the Escrow Shareholders for a period of six months from the closing date without the express written consent of Nexplore. Nexplore agrees to pay or otherwise settle up to $135,000 of NTTI's liabilities that are outstanding on the closing date. As and when Nexplore pays or settles any of NTTI's liabilities, Nexplore shall offset the amount of such payment or settlement against Escrow Shares, based upon the five day average closing bid price of NTTI's Common Stock immediately preceding the date of payment or settlement of such liability, and those number of Escrow Shares equal in value to the amount of such payment or settlement of such liabilities shall be released from escrow and transferred to Nexplore's designee. Prior to payment or final settlement of any such liability, Nexplore shall furnish the Escrow Shareholders with notice of the proposed payment or settlement amount , the stock price to be applied, and the number of Escrow Shares to be offset against the proposed payment or settlement amount. The Escrow Shareholders shall have ten days after the date of such notice to otherwise pay or settle the liability and to furnish Nexplore with a full release of such liability from the owner of the liability. If such release is not furnished to Nexplore within such ten day period, Nexplore may pay or settle the liability and notify the escrow agent of the payment or settlement, whereupon the Escrow Agent shall be authorized to withhold the appropriate number of Escrow Shares for transfer to Nexplore's designee. Based on this exchange agreement NTTI will record in Due from Shareholders an amount assumed on this transaction of $97,193.

Note (3) For accounting purposes, Nexplore has been determined to be the acquirer, with NTTI being the acquiree. Under the rules of accounting for reverse acquisitions, the purchase price has been determined based upon the fair value of NTTI, the legal parent, on or about the date of the transaction. The measurement date for the transaction has been determined to be March 1, 2007, the date all material closing conditions of the agreement were either satisfied or waived by the parties.

The estimated purchase price is calculated as follows:
Number of NTTI common shares outstanding on March 1, 2007	1,426,381
Market price per share on or about March 1, 2007	$.42
---------------
$599,080
Merger costs
---------------
Total estimated purchase price	$679,080
=========

The estimated purchase price is allocated to the fair value of NTTI assets and liabilities as follows:
Fair value of other tangible assets acquired	$6,440
Due from shareholders	97,193
Goodwill	672,640
Liabilities assumed	(97,193)
---------------
Total purchase price	$679,080
=========

There may be additional identified intangibles that could have an impact on future expense. Final determination of the required purchase accounting adjustments will be made within periods prescribed in accordance with generally accepted accounting principles. The actual financial position may differ, perhaps significantly, from the pro forma amounts reflected herein because of a variety of factors, including access to additional information and changes in value not currently identified. On a pro forma basis Goodwill increased $ 672,640 as a result of the share exchange.

Note (4) The Escrow Shareholders have agreed to assume certain pre-merger accounts payable, notes payable to officers and accrued interest previously expensed on the books of NTTI. The pro forma effect of this agreement is the reduction in liabilities of $ 74,879 and a corresponding reduction in the deficit. As a result, on a pro forma basis accounts payable, notes payable to officers and accrued interest decreased $ 74,879 with a corresponding decrease in the deficit.

Note (5) Immediately prior to share exchange NTTI issued 600,000 shares of common stock in return for forgiveness of Notes Payable - Officers in the amount of $60,000. Also, NTTI issued 150,000 shares of common stock in return for forgiveness of $15,000 in accounts payable.

Note (6) The share exchange will be effected by NTTI issuing 50,678,000 shares of NTTI common stock, 1,000,000 shares of Series "A" convertible preferred stock, 738,911 shares of Series "B" convertible preferred stock, and 2,705,572 common stock options to the Nexplore shareholders and option holders. These securities will be exchanged for 100% of corresponding Nexplore common stock, convertible preferred stock and common stock options.

Note (7) As a result of the exchange $80,000 of merger related legal fees have been accrued and included in Goodwill. An additional $40,000 of legal fees have been accrued and included in to Due from Shareholders.
Capital Structure Changes	NTTI Shares Outstanding Prior to Exchange	Share Exchange	NTTI Shares Outstanding After Exchange
	3/29/2007	3/30/2007	3/30/2007

Preferred Stock Series A
Preferred A issuance to Nexplore Series A preferred shareholders	-	1,000,000	1,000,000

Total outstanding Preferred Stock Series A	-	1,000,000	1,000,000

Preferred Stock Series B
Preferred B issuance to Nexplore Series B preferred shareholders	-	738,911	738,911

Total outstanding Preferred Stock Series B	-	738,911	738,911

Common Stock
28,531,202 shares reverse split	1,426,560		1,426,560
1 for 20 on 03/26/2007
Fractional shares	(179)		(179)

	1,426,381		1,426,381
Common stock issuance for cash and accounts payable	150,000		150,000

Common stock issuance for forgiveness of notes payable - officers	600,000		600,000

Common stock issuance to Nexplore common shareholders	-	50,678,000	50,678,000

Total outstanding common stock	2,176,381	50,678,000	52,854,381

Stock Options
Stock option issuance to Nexplore option holders	-	2,705,572	2,705,572

Total outstanding stock options	-	2,705,572	2,705,572